Exhibit 10.1

SHORT-TERM INCENTIVE PLAN

Effective January 1, 2005

ARTICLE I

Statement of Purpose

1.1           The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of shareholder value over the long term.  In order to align eligible salaried employees’ incentives with shareholder interests, incentive compensation will reward the creation of value.  The Plan will tie incentive compensation to Economic Value Added (“EVA®”) and, thereby, reward employees for creating value.  Effective for the fiscal year commencing January 1, 2005, this Plan replaces the Management Incentive Compensation Plan (Economic Value Added (EVA®) Bonus Plan), created effective July 4, 1993, as amended (the “Prior Plan”), subject to the Bonus Bank transition rules set forth in Article IV.

1.2           EVA is the performance measure of value creation.  EVA reflects the benefits and costs of capital employment.  Employees create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed.  Employees destroy value when they employ capital in an endeavor that generates a return that is less than the cost of capital employed.  By imputing the cost of capital upon the operating profits generated by a business group, EVA measures the total value created by employees.

EVA = (Net Operating Profit After Tax - Capital Charge)

1.3           Each Plan Participant is placed in a classification.  Each classification has a prescribed target annual incentive award (bonus) opportunity (expressed as a percentage of base salary).  A Participant’s target award opportunity, in any one year, is the result of multiplying their Target Bonus Percentage times the Participant’s base pay.  A Participant’s incentive award earned in any one year is the result of multiplying the Actual Bonus Percentage times the Participant’s base pay.  Incentive awards earned can range from 20% to 250% of the target award opportunity.  Earned awards will be fully paid out after the end of the year, subject to the three-year transition period for negative Bank Balances outstanding after the payment of the fiscal 2004 incentive awards under the Prior Plan (see Section 4.2).

ARTICLE II

Definition of EVA and the Components of EVA

Unless the context provides a different meaning, the following terms shall have the following meanings.

2.1           “Participating Group” means a business division or group of business divisions which are uniquely identified for the purpose of calculating EVA and EVA based bonus awards.  Some Participants’ awards may be a mixture of more than one Participating Group.

For the purpose of this plan, the Participating Groups are listed on Exhibit B.

2.2.          “Capital” means the net investment employed in the operations of each Participating Group.  The components of Capital are as follows:

Gross Accounts Receivable (including trade A/R from another Manitowoc unit – See Notes 2 and 3)
Plus:	FIFO Inventory (See Note 3)
Plus:	Other Current Assets
Less:	Non-Interest Bearing Current Liabilities (NIBCL’s - See Note 1)
Plus:	Net PP&E
Plus:	Other Operating Assets
Plus:	Capitalized Research & Development
Plus:	Goodwill acquired after July 3, 1993
Plus:	Accumulated Amortization on Goodwill acquired after July 3, 1993
Plus (Less): Special Items
Equals:	Capital

Notes:

(1) NIBCL’s include trade A/P to another Manitowoc unit (see Note 2), but do not include the contingent liability associated with Bonus Banks and include liabilities associated with receivable factoring programs as well as capital lease obligations.

(2) Intercompany trade payables and receivables will be excluded from EVA capital if outstanding longer than the approved payment date per intercompany payment terms.

(3) Accounts receivable reserve balances recorded at acquisition date will be treated as reductions to EVA capital and changes excluded from NOPAT up to the balance in the acquisition reserve for a 12-month period subsequent to the acquisition date. Inventory reserve balances recorded at acquisition date will be treated the same as accounts receivable above except for spare parts inventory which will be excluded from Capital and NOPAT over a three-year period at a rate of 1/3 less each year.

2.3           Each component of Capital will be measured by computing an average balance based on the ending monthly balance for the twelve months of the Fiscal Year.

2.4           “Cost of Capital” or “C*” means the weighted average of the after tax cost of debt and equity for the year in question.  The Cost of Capital will be reviewed annually and revised if it has changed significantly.  Calculations will be carried to one decimal point.  The Cost of Capital for fiscal 2004 is 7.5%.  In subsequent Plan years the methodology for the calculation of the Cost of Capital will be (formula is presented in Exhibit A):

a)   Cost of Equity = Risk Free Rate + (Beta x Market Risk Premium)

b)   Debt Cost of Capital = Debt Yield x (1 - Tax Rate)

c)   The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to a fixed debt to capital ratio of 40%.  The Risk Free Rate is the average daily closing yield rate on 30 year U.S. Government Bonds for the month of December immediately preceding the Plan Year, the BETA is one, and the Market Risk Premium is 5%.  The Debt Yield is the projected weighted average yield on the Company’s long term obligations for the 12 month period ending December 31 of the Plan Year, and the tax rate is 39%. (The actual annual effective tax rate for the corporation (from continuing operations) will be used to calculate NOPAT for select management participants.

The debt to capital ratio, BETA, and Market Risk Premium assumptions should be reviewed and updated if necessary at least every three years.

d)  Short-term debt is to be treated as long-term for purposes of computing the cost of capital.

2.5           “Capital Charge” means the deemed opportunity cost of employing Capital in the business of each Participating Group.  The Capital Charge is computed as follows:

Capital Charge = Capital x Cost of Capital (C*)

2.6           “Net Operating Profit After Tax” or “NOPAT”

“NOPAT” means the after tax cash earnings attributable to the capital employed in the Participating Group for the year in question.  The components of NOPAT are as follows:

Operating Earnings

Plus:	Increase (Decrease) in Capitalized R & D (See Note 1)
Plus:	Increase (Decrease) in Bad Debt Reserve
Plus:	Increase (Decrease) in Inventory Reserves
Plus:	Amortization of Goodwill (resulting from annual US GAAP impairment analyses)
Less:	Other Expense (Excluding interest on debt and including interest on factored receivables)
Plus:	Other Income (Excluding investment income)
Equals:	Net Operating Profit Before Tax
Less:	Taxes (See Note 2)
Equals:	Net Operating Profit After Tax

(1)   R & D is Capitalized, and amortized over a five-year period.  It is defined as per the U.S. Federal R&D Tax Credit Regulation.

(2)   Taxes are assumed to be 39% of Net Operating Profit Before Tax.  (For exceptions see 2.4(c)).

2.7           “Economic Value Added” or “EVA” means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

NOPAT
Less:	Capital Charge
Equals:	EVA (which may be positive or negative)

ARTICLE III

Definition and Computation of Target Bonus Award

3.1           “Actual EVA” means the EVA as calculated for each Participating Group for the year in question.

3.2           “Target EVA” for the year in question means the level of EVA that is expected in order for the Participating Group to receive the Target Bonus Award.

Target EVA = Last Year’s Actual EVA+ Expected Improvement in EVA

3.3           “Expected Improvement in EVA” means the constant EVA improvement that is added to shift the target up each year.  This is determined by the expected growth in EVA per year.  The Expected Improvement factors will be evaluated and recalibrated by the Committee, as appropriate, no less than every three years.  See Exhibit C for the Expected Improvement for each Participating Group.

3.4           “Target Bonus Award” for the year in question means the “Target Bonus Percentage” times a Participant’s base pay.

3.5           “Target Bonus Percentage” is determined by a Participant’s classification as shown on Exhibit B.

3.6           “Actual Bonus Award” for the year in question means the bonus earned by a Participant and is computed as the Actual Bonus Percentage times a Participant’s base pay for the year in question.

3.7           “Actual Bonus Percentage” is determined by multiplying the Target Bonus Percentage by the Bonus Performance Value.

3.8           “Bonus Performance Value” means the Actual EVA minus the Target EVA, divided by the Leverage Factor, plus 1.0 [((Actual EVA – Target EVA)/Leverage factor) + 1.0]; provided, however, that (a) if the calculation of the Bonus Performance Value is less than 0.20, the Bonus Performance Value shall be deemed to be zero (0), and (b) if the calculation of the Bonus Performance Value exceeds 2.5, the Bonus Performance Value shall be deemed to be 2.5.

3.9           “Leverage Factor” is the negative (positive) deviation from Target EVA necessary before a zero (two times Target) bonus is earned.  The Leverage factors will be evaluated and recalibrated, as appropriate, no less than every three years.  See Exhibit C for the Leverage Factor of each Participating Group.

3.10         “Adjustment Guidelines” are guidelines the Compensation Committee of the Board of Directors (Committee) will consider in determining the potential treatment of any material, non-recurring or unusual items (see Exhibit D).

3.11         A Participant’s classification is determined by the Committee for officers of The Manitowoc Company, Inc., and by the Senior VP of HR & Administration for all new participants below the level of corporate officer.

ARTICLE IV

Payment of Actual Bonus Awards; Bonus Bank Transition

4.1           Beginning with the fiscal 2005 Plan year, Actual Bonus Awards earned will be fully paid out after the end of the year at such time as the Committee determines, subject to the three-year transition period for negative Bank Balances outstanding after the payment of the fiscal 2004 incentive awards made under the Prior Plan.

4.2           For Bank Balances outstanding after the fiscal 2004 awards made under the Prior Plan, the following will apply:

•      Positive Bank Balances: one-third of the Bank Balance will be paid out each year in cash (paid at the same time the fiscal 2005 to 2007 incentive awards are paid).

•      Negative Bank Balances: 50% of the amount (if any) by which the Actual Bonus Award earned (if any) exceeds the Target Bonus Award in each of fiscal 2005, 2006 and 2007, is used to pay down the negative Bank Balance.  After three years (fiscal 2005 to 2007 incentive awards), any remaining negative Bank Balances will be forgiven.

4.3           Although a Bonus Bank may, as a result of negative EVA for fiscal years prior to 2005, have a negative Bank Balance, no Plan Participant shall be required, at any time, to reimburse his/her Bonus Bank, except pursuant to the Section 4.2 above.

4.4           “Bonus Bank” means, with respect to each Participant, a bookkeeping record of an account to which amounts are added to, or deducted from, as the case may be, from time to time under the Prior Plan (and subject to the transition rules of this Plan), and from which bonus payments to such Participant are paid out under the Prior Plan (and subject to the transition rules of this Plan).  Subsequent to the 2007 Plan Year, Bank Balances will no longer exist.

4.5           “Bank Balance” means, with respect to each Participant, a bookkeeping record of the net balance of the amounts earned and paid out of such Participant’s Bonus Bank under the Prior Plan (and subject to the transition rules of this Plan).

ARTICLE V

Plan Participation, Transfers and Terminations

5.1           Participants. Except as otherwise provided (primarily in Section 8.1) the Administrator will determine who shall participate in the Plan (“Participant(s)”).  Employees designated for Plan participation shall be salaried employees of The Manitowoc Company, Inc. or its affiliates (the “Company”).  In order for a Participant to receive or be credited with their Actual Bonus Award for a Plan Year, the Participant must have (I) remained employed by the Company through the last day of such Plan Year, (ii) terminated employment with the Company for any reason during the Plan Year at or after the earlier of attainment of age sixty, or the first of the month following the date on which the participant’s attained age plus years of service with the Company equal 80, (iii) suffered a disability within the meaning of Section 5.3 during the Plan Year, or (iv) died during the Plan Year.  In all other cases of termination of employment prior to the last day of the Plan year, a Participant shall not be entitled to any Actual Bonus Award for such Plan year.

5.2           Transfers.  A Participant who transfers his/her employment from one Participating Unit of the Company to another shall retain his/her Bonus Bank (subject to the transition rules of Article IV) and will be eligible to receive future Plan Awards in accordance with the provisions of the Plan.  If a

Participant transfers to a non-participating position, any positive Bonus Bank Balance will be paid out in full as soon as is practical.

5.3           Retirement or Disability.  A Participant who terminates employment with the Company, at the earlier of attainment of age sixty, or the first of the month following the date on which the Participant’s attained age plus years of service with the Company equals 80 for retirement, or suffers a “disability,” as such term is defined in the Company’s long-term disability benefits program, while in the Company’s employ shall be eligible to receive the balance of the Participant’s Bonus Bank.  In the case of retirement, the Participant will receive any positive Bank Balance in the year immediately following the Participant’s retirement.  In the case of disability, while in the Company’s employ, the Participant will receive the Participant’s positive Bank Balance as soon as practical after qualifying for benefit payments under the Company’s long-term disability benefits program.

5.4           Involuntary Termination Without Cause or Death.  A Participant who is terminated without cause or who dies shall receive any positive Bonus Bank Balance.  Such payments will be made as soon as is practical.

5.5           Voluntary Termination.  In the event that a Participant voluntarily terminates employment with the Company, the right of the Participant to the Participant’s Bonus Bank shall be forfeited unless a different determination is made by the Committee.

5.6           Involuntary Termination for Cause.  In the event of termination of employment for cause, the right of the Participant to the Bonus Bank shall be determined by the Committee.

“Cause” shall mean:

(i)        any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

(ii)       any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Board;

(iii)      a course of conduct amounting to gross neglect, willful misconduct or dishonesty; or

(iv)      any misappropriation of material property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant.

5.7           Breach of Agreement.  Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any non-competition agreement with the Company or breach any agreement with respect to the post-employment conduct of such Participant, the Bonus Bank held by such Participant shall be forfeited.

5.8           No Guarantee.  Participation in the Plan provides no guarantee that a payment under the Plan will be made.  Selection as a Participant is no guarantee that payments under the Plan will be made or that selection as a Participant will be made in any subsequent calendar year.

ARTICLE VI

General Provisions

6.1           Withholding of Taxes.  The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

6.2           Expenses.  All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3           No prior Right or Offer.  Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4           Claims for Benefits.  In the event a Participant (a “claimant”) desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing their entitlement to a payment under the Plan.  Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the claimant asserts entitles him to benefits. Failure by the claimant to submit a claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan.

6.5           Denial and Appeal of Claims.  In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or the claimant’s duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the claimant of written notice from the Committee of the denial of the claim.  In connection therewith, the claimant or the claimant’s duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing.  Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based.  In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.

6.6           Action Taken in Good Faith; Indemnification.  The Committee may employ attorneys, consultants, accountants or other persons and the Company’s directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested parties.  No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct.  In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Company ) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person claiming indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.  Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if such person claiming indemnification is entitled to be indemnified as provided in this Section.

6.7           Rights Personal to Participant.  Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during the Participant’s lifetime, only by such Participant.

6.8           Bank Balance Distribution if Plan Terminates or is Suspended.  Upon termination of the Plan or suspension for a period of more than 90 days, the Bank Balance (if any) of each Participant shall be distributed as soon as practicable but in no event later than 90 days from such event.  The Committee, in its sole discretion, may accelerate distribution of the Bank Balance, in whole or in part, at any time without penalty.

6.9           Non-Allocation of Award.  In the event of a suspension of the Plan in any Plan Year, as provided herein in Section 6.8, the current Bonus for the subject Plan year shall be deemed forfeited and no portion thereof shall be allocated to Participants.  Any such forfeiture shall not affect the calculation of EVA in any subsequent year.

ARTICLE VII

Limitations

7.1           No Continued Employment.  Nothing contained herein shall provide any Participant or employee with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any employee.

7.2           No Vested Rights.  Except as otherwise provided herein, no Participant or employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in such person’s Bonus Bank and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary.  No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors.  The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3           Not Part of Other Benefits.  The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees.  The Company assumes no obligation to Plan Participants except as specified herein.  This is a complete statement, along with the Schedules and Appendices attached hereto, of the terms and conditions of the plan.

7.4           Other Plans.  Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

7.5           Limitations.  Neither the establishment of the Plan or the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

7.6           Unfunded Plan.  This Plan is unfunded and is maintained by the Company in part to provide incentive compensation to a select group of employees and highly compensated employees.  Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

ARTICLE VIII

Authority

8.1           Plan Administration.  “Committee” means the Compensation Committee of the Board of Directors of the Company, or if there is none, The Board of Directors.  “Administrator” means the Company’s Senior Vice President-Human Resources & Administration or, if that position is vacant, the Committee.  Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee.  The Committee may authorize the Administrator to determine who shall participate in the Plan, except for the participation of officers.  Participation of officers shall require Committee approval.  The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan.  Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

8.2           Board of Directors Authority.  The Board shall be ultimately responsible for administration of the Plan.  References made herein to the “Committee” assume that the Board of Directors has created a Compensation Committee to administer the Plan.  In the event a Compensation Committee is not so designated, the Board shall administer the Plan.  The Board or its Compensation Committee, as appropriate, shall work with the Company’s CEO and SVP-HR & Administration in all aspects of the administration of the Plan.

ARTICLE IX

Notice

9.1           Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at their business address or office location.

ARTICLE X

Effective Date

10.1         This Plan shall be effective as of January 1, 2005 and it shall remain in effect, subject to amendment from time to time, until terminated or suspended by the Committee.

ARTICLE XI

Amendments

11.1         This Plan may be amended, suspended or terminated at any time at the sole discretion of the Board upon the recommendation of the Committee.  Provided, however, that no such change in the Plan shall be effective to eliminate or diminish the distribution of any Award that has been allocated to the Bank of a Participant prior to the date of such amendment, suspension or termination.  Notice of any such amendment, suspension or termination shall be given promptly to each Participant.

ARTICLE XII

Applicable Law

12.1         This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin.

Exhibit A

Calculation of the Cost of Capital

Inputs Variables:

Risk Free Rate = Average Daily closing yield on U.S. Government 30 Yr. Bonds (for the month of December preceding the Plan Year).

Market Risk Premium = 5.0% (Fixed)

Beta = One (Fixed)

Debt/Capital Ratio = 40% (Fixed)

b = Cost of Debt Capital (Projected & Weighted Average Yield on the Company’s Long Term Debt Obligations).

Marginal Tax Rate = 39.0% (Historical Average).

Calculations:

y = Cost of Equity Capital

   = Risk Free Rate + (Beta x Market Risk Premium)

Weighted Average Cost of Capital = [Cost of Equity Capital x (1 - Debt/Capital Ratio)] + [Cost of Debt x (Debt/Capital Ratio) x (1 - Marginal Tax Rate)]

c* = [y x (1 - Debt/Capital)] + [b x (Debt/Capital) x (1 - Marginal Tax Rate)]

Exhibit B

Target Bonus Percentages (as % of base salary)

Participant Classification	Target Bonus Percentage
I	75%
II	50%
III	40%
IV	35%
V	30%
VI	25%
VII	20%
VIII	15%
IX	10%
X	5%
XI	2%

Exhibit C

Expected Improvement and Leverage Factors

As of January 1, 2005:

Participation Groups	Expected Improvement in EVA	Leverage Factor

Manitowoc Ice, Inc.	900,000	2,700,000
Diversified Refrigeration	500,000	2,000,000
Beverage Group	1,075,000	3,000,000
Refrigeration Group	850,000	2,500,000
Foodservice Group	2,500,000	7,500,000

Cranes America	2,500,000	7,500,000
Cranes EMEA (in Euro)	2,500,000	7,500,000
Cranes Asia	700,000	2,200,000
Cranes Group	3,500,000	12,500,000

Marine Group	600,000	3,000,000

Corporate	3,000,000	14,000,000

Exhibit D

Adjustment Guidelines for Material and Unexpected Non-Recurring Items

•                                          Potential material and unexpected “non-recurring items” which the Committee may consider excluding from the “raw” EVA calculation (i.e., impact net operating profit after-tax or the cost of capital), in order to ensure employees are assessed on the performance of continuing operations, based on our experience, include:

•                        Change in Accounting Principle or Practices (e.g., treatment of goodwill, FAS 123-revised 2004, etc.).  Typically, the company may exclude the impact from both operating results and performance goals

•                        Major acquisition (i.e., acquiring a business with total assets greater than 15% of the company’s/operating unit’s prior year-end total assets).  In the event of a major acquisition, the company may exclude the performance of the acquired unit from both results and goals for an agreed upon period of time.

•                        Major disposition (e.g., disposition as defined by FAS 144).  In the event a disposition is classified as discontinued under FAS 144, the company may exclude the performance of the disposed unit from both results and goals.

•                        Restructuring (i.e., reorganization of a specific business or operating unit).  In the event of a restructuring, the company may exclude the cost of restructuring from NOPAT but must also exclude any benefits up to the amount of restructuring costs during the subsequent 12-month period.  The restructuring liability should also be excluded from the calculation of capital for the same subsequent 12-month period.

•                        Recapitalization (i.e., significant altering of the company’s current capital structure).  In the event of a recapitalization, the company may exclude the impact from both results and goals.

•                        Other unusual or one-time gains/losses considered on a case-by-case basis relative to their impact on the company’s/operating unit’s financial results.

•                        Expenses related to significant ERP system implementations may be capitalized and amortized over the same period as the ERP asset.